UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

As previously reported, HCW Biologics Inc. (the “Company”) entered into the “2022 Loan Agreement” with Cogent Bank on August 15, 2022, pursuant to which it received $6.5 million in proceeds to purchase a building that was planned to become the Company’s new headquarters and GMP manufacturing facilities (the “Property”). The loan is secured by a first priority lien on the building. On January 7, 2023, the Company entered into a Standard Form Agreement Between Owner and Design-Builder (the “Project Contract”), pursuant to which BE&K Building Group, LLC (“BE&K”) agreed to design, construct and improve the Property.

On April 21, 2023, the Company entered into a credit agreement (the “Credit Agreement”) with Prime Capital Ventures, LLC (“Prime”) to obtain financing for the purpose of construction and renovation of the Property. As previously disclosed by the Company on Form 8-K filed on January 12, 2024, on January 10, 2024, after repeated and extended delays of the closing under the Credit Agreement, the Company exercised its right to terminate the Credit Agreement pursuant to its terms. The termination followed repeated delays in funding and related concerns. On September 27, 2024, the Company filed a claim in the bankruptcy proceedings of Prime in an attempt to get the Company’s ICA deposit returned. There can be no assurance that the Company will be successful in its efforts.

During 2024, certain subcontractors filed mechanic’s liens related to unpaid invoices issued in connection with the Company’s construction and renovation of the Property. On December 16, 2024, BE&K the prime contractor on the project, sent the Company a draft, unfiled lawsuit and requested the parties discuss payment. On January 22, 2025, the Company entered into a forbearance agreement with BE&K to allow the Company until March 31, 2025 to continue efforts to obtain the financing required to complete the construction and renovation of the building. Pursuant to the forbearance agreement, the Company made a payment of $1.0 million in partial satisfaction of amounts owing to BE&K and its subcontractors. The 2022 Loan Agreement contains a provision for a discretionary default in the event that the Company fails to pay sums due in connection with construction of any improvements. Thus, beginning in the third quarter of 2024, the Company has reflected the Cogent Bank loan as short-term debt, net, to reflect that the lender has the right to accelerate the loan under a discretionary default provision at any time.

On April 17, 2025, the Company received a summons and a copy of a complaint filed by BE&K in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (the “BE&K Complaint”). The BE&K Complaint was filed by BE&K Building Group, LLC as Plaintiff and each of the Company, Cogent Bank, B&I Contractors, Southern Painting, Dash Door & Closer Service, Inc., Fisk Electric Company and Lotspeich Co. of Florida as Defendants. BE&K Building Group, LLC v. HCW Biologics, et al., CACE-25-004668 (Fla. 17th Cir. Ct. 2025) (the “BE&K Litigation”). The Company, as a Defendant, is required to respond to the BE&K Complaint by May 7, 2025. In the Complaint, BE&K, claims, among other allegations, that the Company breached the Project Contract and the Forbearance Agreement and seeks a judgment to be entered against the Company for damages, interest, costs, and any other relief the court deems reasonable. Certain of the other defendants identified in the Complaint have filed responsive pleadings, including cross-claims against the Company, in the BE&K Litigation. In addition, the Company is informed that, on or about April 18, 2025, Fisk Electric Company (which is a defendant in the BE&K Litigation) filed a separate complaint in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (the “Fisk Complaint”) against the Company, BE&K, and the other defendants in the BE&K Litigation. Fisk Electric Company v. HCW Biologics, Inc, et al., CACE-25-005747 (Fla. 17th Cir. Ct. 2025) (the “Fisk Litigation”). The Company has not been served in the Fisk Litigation. The Company intends to respond in a timely fashion to the BE&K Complaint and cross-claims. The Company is currently seeking an alternative source of financing to satisfy the balances claimed under the mechanic’s liens filed by BE&K and subcontractors, as well as to complete the construction and renovation of the Property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	April 22, 2025	By:	/s/ Hing C. Wong
Founder and Chief Executive Officer